Exhibit 11

                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share
                      (in millions, except per share data)

                                                                 12-weeks Ended                24-weeks Ended
                                                                 --------------                --------------
                                                             June 14,       June 15,       June 14,       June 15,
                                                               2003           2002           2003           2002
                                                               ----           ----           ----           ----
Number of shares on which basic earnings
  per share is based:

  Average outstanding during period................             273            283            276            282
  Add - Incremental shares under stock
   compensation plans..............................               6             13              7             12
                                                               ----           ----           ----           ----

Number of shares in which diluted
   earnings per share is based.....................             279            296            283            294

Net earnings applicable to common
   shareholders ...................................           $ 131          $ 139          $ 164          $ 193

Net earnings on which diluted earnings
   per share is based .............................           $ 131          $ 139          $ 164          $ 193

Basic earnings per share...........................           $0.48          $0.49          $0.59          $0.68

Diluted earnings per share.........................           $0.47          $0.47          $0.58          $0.66